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                                                                    EXHIBIT 99.1

KERYX BIOPHARMACEUTICALS, INC. ANNOUNCES PRICING OF COMMON STOCK OFFERING

NEW YORK, July 15 -- Keryx Biopharmaceuticals, Inc. (Nasdaq: KERX) today announced the pricing of its public offering of 5,030,000 shares of its common stock at an offering price of $14.05 per share. Keryx has granted the underwriters a 30-day option to purchase an additional 750,000 shares of common stock to cover over-allotments, if any. J.P. Morgan Securities Inc. is acting as the sole book-running manager in this offering with Bear, Stearns & Co. Inc. acting as co-lead manager, and Jefferies & Company, Inc., Oppenheimer & Co. Inc., Brean Murray & Co., Inc. and Punk, Ziegel & Company, L.P. are acting as co-managers. The offering is expected to close on July 20, 2005.


The aggregate gross proceeds, before commissions and expenses, of the public offering will be approximately $70.7 million (approximately $81.2 million if the underwriters exercise their over-allotment option in full). All of the shares are being offered by Keryx. Keryx will utilize the net proceeds to fund the ongoing development of KRX-101 and KRX-0401, among other purposes.


This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. A shelf registration statement and subsequent 462(b) registration statement relating to the shares of common stock that Keryx intends to sell in this offering have previously been filed with, and declared effective by, the Securities and Exchange Commission. Any offer of shares of common stock will be made only by means of a prospectus, including a prospectus supplement, forming a part of those effective registration statements. A copy of the prospectus can be obtained from J.P. Morgan's Prospectus Department, One Chase Manhattan Plaza, New York, New York 10081 (telephone 212-552-5164).


About Keryx Biopharmaceuticals, Inc.


Keryx Biopharmaceuticals, Inc. is focused on the acquisition, development and commercialization of novel pharmaceutical products for the treatment of life-threatening diseases, including diabetes and cancer. Keryx' lead compound under development is KRX-101 (sulodexide), a first-in-class, oral heparinoid compound for the treatment of diabetic nephropathy, a life-threatening disease caused by diabetes. KRX-101 is in a pivotal Phase III and Phase IV clinical program under a Special Protocol Assessment with the Food & Drug Administration. Additionally, Keryx is developing clinical-stage oncology compounds, including KRX-0401, a novel, first-in-class, oral modulator of Akt, a pathway associated with tumor survival and growth, and other important signal transduction pathways. KRX-0401 is currently in Phase II clinical development for multiple tumor types. Keryx also has an active in-licensing and acquisition program designed to identify and acquire additional candidates. Keryx is headquartered in New York City.


     Keryx Contact:
     Ron Bentsur
     Vice President - Finance & Investor Relations
     Keryx Biopharmaceuticals, Inc.
     Tel:  212.531.5965
     E-mail:  ron@keryx.com